Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS FOURTH QUARTER RESULTS

Company provides 2012 earnings guidance in a range between $1.30 and $1.40

TAMPA, FL (Feb. 2, 2012) — TECO Energy, Inc. (NYSE:TE) today reported fourth quarter net income of $53.2 million, or $0.25 per share, compared to $56.7 million, or $0.27 per share, in the fourth quarter of 2010. In 2010, net income in the fourth quarter included a net gain from the sale of the ownership interest in DECA II in Guatemala, partially offset by a debt extinguishment charge described below.

Full-year net income and earnings per share were $272.6 million and $1.27, respectively, in 2011, compared to $239.0 million, or $1.12 per share, in the same period in 2010. Net income included $36.5 million of net charges in 2010, which are described below.

There were no charges or gains to cause non-GAAP results to differ from net income in the fourth quarter of 2011. Fourth-quarter 2010 non-GAAP results were $48.9 million, which excluded the net gain from the sale of the ownership interest in DECA II in Guatemala, and a charge related to the early retirement of TECO Energy debt. These are discussed in the non-GAAP results section below and the Results Reconciliation table later in this release.

There were no charges or gains to cause full-year non-GAAP results to differ from net income in 2011. Full-year 2010 non-GAAP results were $275.5 million, which excluded $36.5 million of net charges and gains, which are discussed in the non-GAAP results section below and the Results Reconciliation table later in this release.

TECO Energy President and Chief Executive Officer John Ramil said, “I’m proud of the way our team managed the business in 2011 to overcome unfavorable weather throughout the year at our Florida utilities and changing market conditions at the coal company to produce another year of strong results.”

Ramil also said, “We are looking forward to continued solid financial performance in 2012. The Florida economy continues to improve, as reflected by customer growth for both utilities and lower unemployment across the state. I am optimistic that the steps taken last month will allow TECO Coal to focus on its higher margin production and continue to grow earnings from operations again in 2012. Moreover, our team will remain dedicated to our commitments to investors of earning our allowed returns at the utilities and delivering value from our unregulated businesses.”

Non-GAAP Results

The table below compares the TECO Energy GAAP net income to the non-GAAP results used in this release. Non-GAAP results exclude the charges and gains described in the table later in this release. See the Non-GAAP Presentation section and Results Reconciliation table later in this release for a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information.

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All amounts included in the non-GAAP discussion below are after tax, unless otherwise noted.

GAAP Net Income Compared to Non-GAAP Results
	3 months ended Dec. 31		12 months ended Dec. 31
(millions)	2011	2010	2011	2010
Net income attributable to TECO Energy	$53.2	$56.7	$272.6	$239.0
Non-GAAP Results	$53.2	$48.9	$272.6	$275.5

There were no charges or gains to cause non-GAAP results in 2011 to differ from net income. Fourth quarter 2010 non-GAAP results excluded a $21 million net gain on the sale of TECO Guatemala’s ownership interest in DECA II and a $13.2 million charge related to the early retirement of $236.3 million of TECO Energy and TECO Finance notes. In addition to the fourth quarter charges and gains, full-year 2010 non-GAAP results also excluded $24.9 million of tax expense on previously undistributed earnings at DECA II, a $1.8 million benefit from the recovery of fees related to the previously sold McAdams Power Station, a $20.3 million charge associated with the early retirement of $300.0 million of TECO Energy and TECO Finance notes and the final $0.9 million charge for TECO Energy’s 2009 restructuring. (See the Results Reconciliation table.)

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains for the periods shown.

Segment Information	3 months ended Dec. 31		12 months ended Dec. 31
(millions)
	2011	2010	2011	2010
Net Income (loss)
Tampa Electric	$37.7	$42.0	$202.7	$208.8
Peoples Gas System	7.2	7.4	32.6	34.1
TECO Coal	13.4	7.2	51.5	53.0
TECO Guatemala	6.0	33.2	22.4	41.6
Parent & other	(11.1)	(33.1)	(36.6)	(98.5)
Net income attributable to TECO Energy	$53.2	$56.7	$272.6	$239.0

Operating Company Results

All amounts included in the operating company and Parent & other results discussions below are after tax, unless otherwise noted.

Tampa Electric

Tampa Electric reported net income for the fourth quarter of $37.7 million, compared with $42.0 million for the same period in 2010. Net income reflected the significant impact on energy sales of extremely mild weather partially offset by a 0.8% higher average number of customers, and lower operations and maintenance expense. Compared to 2010 when fourth quarter weather was colder than normal, fourth quarter 2011 pretax base revenue was $21 million lower.

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Total retail net energy for load, which is a calendar measurement of retail energy sales rather than a billing-cycle measurement, decreased 9.5% in the fourth quarter of 2011 compared to the same period in 2010, driven primarily by mild weather. Total degree days in Tampa Electric’s service area were 17% below normal and 30% lower than in the fourth quarter of 2010. The quarterly energy sales shown on the statistical summary that accompanies this earnings release reflect the energy sales based on the timing of billing cycles, which can vary from period to period.

Operations and maintenance expense, excluding all Florida Public Service Commission (FPSC)-approved cost-recovery clauses, decreased $9.7 million, driven primarily by lower accruals for performance-based incentive compensation for all employees and other benefit costs, lower power plant maintenance costs, and lower costs to operate and maintain the transmission and distribution system.

Full-year net income was $202.7 million, compared to $208.8 million in 2010. Full-year 2011 results were driven primarily by lower energy sales due to unfavorable weather, 0.7% higher average number of customers, and lower non-fuel operations and maintenance expenses. Net income in 2010 reflected the one-time $24.0 million reduction in base revenues ($14.7 million after tax) associated with the regulatory agreement approved by the FPSC in 2010 that resolved all outstanding issues from the 2008 base rate case. Net income in 2011 included $1.0 million of Allowance for Funds Used During Construction (AFUDC) equity, which represents allowed equity cost capitalized to construction costs, compared with $1.9 million in the 2010 period.

Compared to the cold winter and hot summer in 2010, the mild winter and wet summer in 2011 resulted in pretax base revenue $31 million lower than in 2010 (when revenues were reduced $24 million as described above), despite a 0.7% increase in the average number of customers and improvements in the local economy. In 2011, total retail net energy for load decreased 5.7%, compared to the 2010 period. In 2011, total degree days in Tampa Electric’s service area were 3% above normal, but 10% lower than in 2010.

Operations and maintenance expense, excluding all FPSC-approved cost recovery clauses, decreased $23.6 million driven primarily by the same factors as the fourth quarter. Compared to 2010, depreciation and amortization expense increased $3.8 million, reflecting the additions to facilities to serve customers.

Peoples Gas

Peoples Gas reported net income of $7.2 million for the fourth quarter, compared to $7.4 million in the same period in 2010. Quarterly results reflect a 1.1% higher average number of customers and increased sales to commercial and industrial customers due to improvements in the Florida economy and the return to service of several higher volume customers that were previously idle. Volume for low-margin off-system sales decreased due to increased capacity on a large interstate pipeline that became available in mid-year 2011. Non-fuel operations and maintenance expense increased, primarily due to higher spending on pipeline integrity and pipeline awareness. Fourth quarter 2011 results also reflect increased depreciation expense due to routine plant additions.

Peoples Gas reported full-year net income of $32.6 million in 2011, compared to net income of $34.1 million in 2010. Results in 2011 reflect a 0.8% higher average number of customers. Increased volumes to commercial and industrial customers reflect improvements in the Florida and national economies and generally higher usage by those customers, while lower volumes sold to residential customers reflect the milder weather in contrast to the cold 2010

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winter. Gas transported for power generation customers increased in 2011 due to lower natural gas prices, which made it more economical for some customers to switch to natural gas for power generation. Excluding the impact of the 2010 provision related to potential earnings above the top of the allowed ROE range in 2010 described below, non-fuel operations and maintenance expense was higher in 2011, including $2.5 million of expenses related to the defense of environmental contamination claims.

As a result of the unprecedented cold winter weather in 2010, in the second quarter of 2010 Peoples Gas projected that it would earn above the top of its allowed ROE range of 9.75% to 11.75%. In 2010, Peoples Gas recorded a $5.7 million total provision related to the earnings above the top of the range. In December 2010, Peoples Gas and the Office of Public Counsel entered into a stipulation and settlement agreement, which was approved by the FPSC in 2011, that called for $3.0 million ($1.9 million after tax) of the provision to be refunded to customers in the form of a credit on customer’s bills in 2011, and the remainder applied to accumulated depreciation reserve balances.

TECO Coal

TECO Coal achieved fourth quarter net income of $13.4 million on sales of 1.9 million tons, compared to $7.2 million on sales of 2.0 million tons in the same period in 2010. In the fourth quarter of 2011 results reflect an average net per-ton selling price, excluding transportation allowances, of almost $92 per ton, 21% higher than 2010’s average selling price due to a sales mix that was more heavily weighted to specialty coals, which include metallurgical, PCI and stoker coals. In the fourth quarter of 2011, the all-in total per-ton cost of production increased 16% from 2010 levels to more than $82 per ton, from generally higher mining costs due to higher royalty payments and severance taxes, which are a function of selling price, productivity impacts associated with increased inspection activities, higher surface mining costs due to longer hauling distances, and higher purchased coal cost. TECO Coal’s effective income tax rate in the fourth quarter of 2011 was 26%, unchanged from the 2010 period.

In 2011, TECO Coal recorded full-year net income of $51.5 million on sales of 8.1 million tons, compared to $53.0 million on sales of 8.8 million tons in 2010. In 2010, full-year net income included $4.1 million of favorable net benefits from the settlement of state and federal income tax issues recorded in prior years. The 2011 sales mix was driven by the same factors as in the fourth quarter. Compared to 2010, the 2011 average net per-ton selling price rose 15% to almost $88 per ton, and the all-in total per-ton cost of production rose 15% to almost $80 per ton. TECO Coal’s 2011 effective income tax rate was 23%, essentially unchanged from 2010, excluding the income tax settlements discussed above.

TECO Guatemala

TECO Guatemala reported fourth quarter net income of $6.0 million in 2011, compared to net income of $33.2 million in the 2010 period. TECO Guatemala’s fourth quarter 2010 non-GAAP results were $6.2 million, which excluded a $27 million gain on the sale of its ownership interest in DECA II, which included EEGSA and affiliated companies, on Oct. 21, 2010. There were no charges or gains in the fourth quarter of 2011. Full-year net income was $22.4 million in 2011, compared to $41.6 million in 2010. In 2010, non-GAAP results were $39.5 million, which excluded the gain on the sale of DECA II and a $24.9 million tax charge related to previously undistributed earnings as a result of the sale.

Fourth quarter and full-year results at the San José Power Station reflect higher spot

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energy sales and prices, and lower interest expense due to a lower balance and lower rates on the non-recourse debt related to the plant. Full-year 2011 results reflect the absence of DECA II earnings, which were $13.2 million in 2010, and $5.2 million of lower capacity payments related to the Alborada Power Station contract extension, which became effective September 2010.

Parent & other

The cost for Parent & other in the fourth quarter of 2011 was $11.1 million, compared to a cost of $33.1 million in the same period in 2010. Results in 2011’s fourth quarter reflect $2.7 million lower interest expense as a result of the 2010 and 2011 debt retirements. The fourth quarter 2010 non-GAAP cost for Parent & other was $13.9 million, which excluded a $13.2 million charge related to early retirement of TECO Energy debt, and a $6.0 million negative foreign tax credit valuation allowance as a result of the sale of DECA II based on estimated foreign source income and projected timing of the utilization of the net operating loss carry forwards.

For the year 2011 Parent & other cost was $36.6 million, compared to $98.5 million in 2010. Results in 2011 reflect $13.3 million lower interest expense as a result of the 2010 and 2011 debt retirements. The 2010 non-GAAP cost was $59.9 million, which excluded the fourth quarter charges described above, a $1.8 million benefit related to the McAdams Power station, $20.3 million of debt retirement charges and $0.9 million of final restructuring costs recorded in prior quarters (see the Results Reconciliation table). The non-GAAP cost in 2010 included $9.6 million of negative foreign tax credit and other tax valuation adjustments based on estimated foreign source income and projected timing of the utilization of the net operating loss carry forwards, and a $1.1 million charge to adjust deferred tax balances related to Medicare Part D subsidies as a result of the Patient Protection and Affordable Care Act enacted in the first quarter.

Cash and Liquidity

The table below sets forth the Dec. 31, 2011, consolidated TECO Energy liquidity and cash balances, the cash balances at the operating companies and TECO Energy parent, and amounts available under the TECO Energy/Finance and Tampa Electric Company credit facilities.

Balances as of Dec. 31, 2011
(millions)	Consolidated	Tampa Electric Company	Unregulated Companies	Parent
Credit facilities	$675.0	$475.0	$—	$200.0
Drawn amounts/LCs	0.7	0.7	—	—

Available credit facilities	674.3	474.3	—	200.0
Cash and short-term investments	44.1	13.9	30.1	0.1

Total liquidity	$718.4	$488.2	$30.1	$200.1

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2012 Earnings Guidance

TECO Energy expects earnings per share in 2012 to be in a range between $1.30 and $1.40, excluding all charges and gains. TECO Energy expects earnings in 2012 to be driven by the factors discussed below.

This guidance is being provided in the form of a range to allow for varying outcomes with respect to important variables, such as the strength of the ongoing economic recovery in 2012, weather and customer usage at the Florida utilities, and demand for uncontracted tons and actual margins on contracted tons at TECO Coal.

Tampa Electric and Peoples Gas expect to continue to earn within the respective allowed return on equity ranges from moderate customer growth, which is expected to continue in 2012 in line with the trends experienced in 2011, and continued focus on cost management. The guidance assumes normal weather for both utilities.

TECO Coal has contracted more than 90% of its expected 2012 sales of between 7.0 and 7.3 million tons. The average selling price across all products is expected to be more than $96 per ton, which reflects substantially all of the planned 2012 metallurgical coal sales committed and priced. The product mix is expected to be about 50% specialty coals, which include stoker, metallurgical and PCI coals, and the remainder utility steam coal. Metallurgical coal sales volumes are expected to be at, or slightly above 2011 levels. The cost of production is expected to increase to a range between $83 and $87 per ton due to higher royalty payments and severance taxes, which are a function of selling price, higher explosives costs for surface mining operations, and surface mining costs associated with longer hauling distances. The cost per ton also reflects a greater percentage of higher-cost metallurgical coal in the sales mix and fixed costs spread over fewer tons. TECO Coal’s effective income tax rate in 2012 is expected to be 25%.

The guidance assumes normal operations for the Alborada Power Station. At the San José Power Station there will be an extended steam turbine overhaul outage, which will reduce energy sales primarily in the fourth quarter when the opportunity for spot sales is lowest, and is expected to reduce net income approximately $4 million compared to 2011.

Non-GAAP Presentation

In 2011, there were no charges or gains that would cause non-GAAP results to differ from net income. For comparison to prior periods, management believes it is helpful to present a non-GAAP measure of performance, which reflects the ongoing operations of TECO Energy’s businesses and allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the board of directors use non-GAAP results as a benchmark for measuring the company’s performance, for making decisions that are dependent upon the profitability of the company’s various operating units, and for determining levels of incentive compensation.

The non-GAAP results reported by the company are not a measure of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

The Results Reconciliation table below presents non-GAAP financial results after elimination of the effects of certain identified charges and gains. This provides investors additional information to assess the company’s results and future earnings potential.

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Results Reconciliation	3 months ended		12 months ended
(millions)	Dec. 31		Dec. 31
	2011	2010	2011	2010
GAAP net income	$53.2	$56.7	$272.6	$239.0

Exclude net gain on sale of DECA II	—	(21.0)	—	(21.0)
Add taxes on previously undistributed earnings at DECA II	—	—	—	24.9
Exclude recovery of fees related to McAdams Power Station sale	—	—	—	(1.8)
Add parent debt extinguishment	—	13.2	—	33.5
Add restructuring charges	—	—	—	0.9
Total charges and gains	—	(7.8)	—	36.5

Non-GAAP results	$53.2	$48.9	$272.6	$275.5

(1)	A non-GAAP financial measure is a numerical measure that includes or excludes amounts, or is subject to adjustments that have the effect of including or excluding amounts that are included or excluded from the most directly comparable GAAP measure.

The table below summarizes the significant items that affected the comparability of 2010 results to 2011 results. This table includes those items that occurred in 2010 that were unusual in nature, such as the favorable weather at the utilities, or were not expected to recur in future periods, such as Tampa Electric’s regulatory settlement or tax adjustments at TECO Coal and Parent & other. It also includes factors that were expected to drive 2011 results based on events in 2010, such as the sale of DECA II and the early retirement of TECO Energy debt.

Items Affecting Comparability of 2010 Actual Net Income to 2011 Actual Net Income
$ (millions) all amounts are after tax
2010 non-GAAP results	$275.5
Comparability Factors
Subtract Tampa Electric 2010 weather	$(21.6)
Add Tampa Electric 2010 stipulation	14.7
Add 2010 tax adjustments at Coal and Parent (net)	4.4
Subtract 2010 DECA II earnings	(13.2)
Add lower 2011 Parent & other interest expense	10.2
Subtract lower capacity payment at Alborada	(5.2)

Total comparability factors	$(10.7)

Adjusted 2010 non-GAAP results	$264.8

Webcast

As previously announced, TECO Energy will host a webcast with the investment community to discuss its fourth quarter results and 2012 earnings guidance and update 2012 business drivers at 9:00 a.m. Eastern time, Thursday, Feb. 2, 2012. The webcast will be accessible through the link on TECO Energy’s website: www.tecoenergy.com. The webcast and accompanying slides will be available for replay for 30 days through the website, beginning approximately two hours after the conclusion of the live event.

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TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries include TECO Coal, which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation and energy-related businesses in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the ability to access the capital and credit markets when required; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida economy and demand for TECO Coal’s production; weather variations and changes in customer energy usage patterns affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions or hurricanes; operating conditions; commodity prices; operating cost and environmental or safety rule changes affecting the production levels and margins at TECO Coal; fuel cost recoveries and related cash at Tampa Electric and natural gas demand at Peoples Gas; the ability to complete the scheduled 2012 outage at the San José Power Station on time and on budget; and the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2010, and as updated in subsequent SEC filings.

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DECEMBER 2011

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission. The attached financial statements include the results of operations, financial position and cash flows for two power generation projects in Guatemala, previously reflected as unconsolidated affiliates, that were reconsolidated effective January 1, 2010 in accordance with new accounting guidance.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
(millions except share data)	2011	2010	2011	2010

Revenues
Regulated electric and gas	$540.7	$593.5	$2,469.8	$2,672.6
Unregulated	209.5	181.5	873.6	815.3

Total revenues	750.2	775.0	3,343.4	3,487.9

Expenses
Regulated operations
Fuel	166.0	175.0	731.4	748.9
Purchased power	22.7	28.1	125.9	179.6
Cost of natural gas sold	32.8	48.1	210.4	284.5
Other	80.2	89.5	322.8	370.0
Operation other expense
Mining related costs	121.0	107.6	508.0	482.7
Guatemalan power generation	17.9	16.6	82.8	65.1
Other	2.3	1.6	7.5	6.6
Maintenance	41.8	47.7	183.1	184.8
Depreciation and amortization	81.2	79.2	324.6	312.9
Restructuring charges	0.0	0.0	0.0	1.5
Recoveries from previously impaired assets	0.0	0.0	0.0	(2.9)
Taxes, other than income	54.0	53.3	225.2	227.4

Total expenses	619.9	646.7	2,721.7	2,861.1

Income from operations	130.3	128.3	621.7	626.8

Other income (expense)
Allowance for other funds used during construction	0.2	0.3	1.0	1.9
Other income	3.6	41.3	9.2	57.3
Loss on debt extinguishment	0.0	(22.5)	0.0	(55.5)
Income from equity investments	0.0	(0.1)	0.0	10.4

Total other income	3.8	19.0	10.2	14.1

Interest charges
Interest expense	50.8	56.6	205.7	232.4
Allowance for borrowed funds used during construction	(0.2)	(0.2)	(0.6)	(1.1)

Total interest charges	50.6	56.4	205.1	231.3

Income before provision for income taxes	83.5	90.9	426.8	409.6
Provision for income taxes	30.2	34.1	153.9	170.0

Net income	53.3	56.8	272.9	239.6
Less: Net income attributable to noncontrolling interest	(0.1)	(0.1)	(0.3)	(0.6)

Net income attributable to TECO Energy	$53.2	$56.7	$272.6	$239.0

Average common shares outstanding - basic (millions)	213.8	212.9	213.6	212.6
Average common shares outstanding - diluted (millions)	215.4	215.4	215.1	214.8

Earnings per average common share outstanding:
Earnings per share attributable to TECO Energy - basic	0.25	0.27	1.27	1.12
Earnings per share attributable to TECO Energy - diluted	0.25	0.26	1.27	1.11

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Dec. 31,
(millions)	2011	2010

Assets
Current assets
Cash and cash equivalents	$44.0	$67.5
Restricted cash	8.7	0.0
Short-term investments	0.0	14.8
Receivables	327.7	333.4
Inventories at average cost
Fuel	136.8	169.5
Materials and supplies	87.3	78.1
Current derivative assets	0.9	2.7
Income tax receivables	0.6	0.4
Deferred tax asset - current	72.7	141.0
Prepayments and other current assets	31.9	28.5
Current regulatory assets	87.3	62.7

Total current assets	797.9	898.6

Property, plant and equipment
Utility plant in service
Electric	6,731.7	6,558.9
Gas	1,169.9	1,115.0
Construction work in progress	247.4	212.4
Other property	432.3	398.5

Property plant and equipment at original cost	8,581.3	8,284.8
Accumulated depreciation	(2,613.5)	(2,443.8)

Total property, plant and equipment, net	5,967.8	5,841.0

Other assets
Long-term regulatory assets	364.5	341.9
Goodwill	55.4	55.4
Long-term derivative assets	0.0	0.2
Deferred charges and other assets	136.6	141.2

Total other assets	556.5	538.7

Total assets	$7,322.2	$7,278.3

Liabilities and capital
Current liabilities
Long-term debt due within one year
Recourse	$374.9	$67.1
Non-recourse	11.2	11.2
Notes payable	0.0	12.0
Accounts payable	252.3	281.5
Other current liabilities	17.2	18.2
Customer deposits	159.5	156.5
Current derivative liabilities	58.4	27.2
Interest accrued	39.3	42.4
Taxes accrued	20.7	26.2
Current regulatory liabilities	86.2	110.0

Total current liabilities	1,019.7	752.3

Other liabilities
Deferred income taxes	150.8	75.4
Investment tax credits	10.0	10.4
Long-term regulatory liabilities	647.8	630.8
Long-term derivative liabilities	8.6	2.6
Deferred credits and other liabilities	530.8	488.1
Long-term debt, less amount due within one year
Recourse	2,665.0	3,114.6
Non-recourse	22.3	33.5

Total other liabilities	4,035.3	4,355.4

Total liabilities	5,055.0	5,107.7
Capital
Common equity	215.8	214.9
Additional paid in capital	1,553.4	1,542.0
Retained earnings	519.4	430.0
Accumulated other comprehensive (loss)	(22.0)	(17.2)

TECO Energy stockholders’ equity	2,266.6	2,169.7
Noncontrolling interest	0.6	0.9

Total capital	2,267.2	2,170.6

Total liabilities and capital	$7,322.2	$7,278.3

Book Value Per Share	$10.50	$10.10

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
(millions)	2011	2010	2011	2010

Cash flows from operating activities
Net income	$53.3	$56.8	$272.9	$239.6

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	81.2	79.2	324.6	312.9
Deferred income taxes	28.5	26.4	146.0	162.9
Investment tax credits, net	(0.1)	(0.1)	(0.4)	(0.4)
Allowance for other funds used during construction	(0.2)	(0.3)	(1.0)	(1.9)
Non-cash stock compensation	2.5	2.0	9.1	7.4
Gain on sales of business / assets, pretax	0.0	(38.7)	(0.5)	(39.6)
Noncash debt extinguishment, pretax	0.0	1.3	0.0	2.2
Equity in earnings of unconsolidated affiliates, net of cash distributions on earnings	0.0	0.1	0.0	6.9
Deferred recovery clause	(12.6)	10.4	(9.0)	55.0
Receivables, less allowance for uncollectibles	15.1	38.1	5.7	(43.9)
Inventories	(16.2)	(13.0)	23.5	(41.4)
Prepayments and other current assets	1.6	3.0	(2.8)	(1.3)
Taxes accrued	(40.9)	(33.7)	(5.7)	4.9
Interest accrued	(22.9)	(29.7)	0.3	(6.0)
Accounts payable	(15.7)	14.2	(42.6)	51.0
Other	8.9	(44.6)	34.0	(43.9)

	82.5	71.4	754.1	664.4

Cash flows from investing activities
Capital expenditures	(155.8)	(114.8)	(454.1)	(489.7)
Allowance for other funds used during construction	0.2	0.3	1.0	1.9
Net proceeds from sale of business / assets	0.1	181.7	3.5	183.1
Net cash increase from consolidation	0.0	0.0	0.0	24.1
Contributions to unconsolidated affiliates	0.0	0.0	0.0	(1.7)
Other investments	0.0	(0.1)	14.4	(14.0)

	(155.5)	67.1	(435.2)	(296.3)

Cash flows from financing activities
Dividends	(46.4)	(44.0)	(183.2)	(174.7)
Proceeds from sale of common stock	0.4	2.2	7.0	7.8
Proceeds from long-term debt	0.0	117.7	0.0	661.2
Repayment of long-term debt / Purchase in lieu of redemption	(2.8)	(283.5)	(153.6)	(797.2)
Dividend to noncontrolling interest	0.0	0.0	(0.6)	(0.7)
Net decrease in short-term debt	0.0	(15.0)	(12.0)	(43.0)

	(48.8)	(222.6)	(342.4)	(346.6)

Net increase (decrease) in cash and cash equivalents	(121.8)	(84.1)	(23.5)	21.5
Cash and cash equivalents at beginning of period	165.8	151.6	67.5	46.0

Cash and cash equivalents at end of period	$44.0	$67.5	$44.0	$67.5

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

		Tampa	Peoples	TECO	TECO	Other &	TECO
(millions)		Electric	Gas	Coal	Guatemala	Eliminations	Energy
Three months ended Dec. 31,
2011	Revenues - outsiders	$448.7	$92.0	$177.5	$30.2	$1.8	$750.2
	Sales to affiliates	0.3	—	—	—	(0.3)	—

	Total revenues	449.0	92.0	177.5	30.2	1.5	750.2
	Equity Earnings in Unconsolidated Affiliates	—	—	—	—	—	—
	Depreciation	55.7	12.4	10.9	1.9	0.3	81.2
	Total interest charges (2)	30.2	4.4	1.8	1.9	12.3	50.6
	Allocated interest expense (2)	—	—	1.7	1.6	(3.3)	—
	Provision (Benefit) for income taxes	20.5	4.6	4.7	2.6	(2.2)	30.2
	Net income (loss) attributable to TECO Energy (1)	$37.7	$7.2	$13.4	$6.0	$(11.1)	$53.2

2010	Revenues - outsiders	$491.0	$102.5	$152.1	$28.7	$0.7	$775.0
	Sales to affiliates	0.3	1.8	—	—	(2.1)	—

	Total revenues	491.3	104.3	152.1	28.7	(1.4)	775.0
	Equity Earnings in Unconsolidated Affiliates	—	—	—	1.0	(1.1)	(0.1)
	Depreciation	54.9	11.7	10.7	1.9	—	79.2
	Total interest charges (2)	30.9	4.5	1.6	2.7	16.7	56.4
	Allocated interest expense (2)	—	—	1.6	1.7	(3.3)	—
	Provision (Benefit) for income taxes	24.0	4.4	2.7	10.3	(7.3)	34.1
	Net income (loss) attributable to TECO Energy (1)	$42.0	$7.4	$7.2	$33.2	$(33.1)	$56.7

Twelve months ended Dec. 31,
2011	Revenues - outsiders	$2,019.3	$450.5	$733.0	$133.5	$7.1	$3,343.4
	Sales to affiliates	1.3	3.0	—	—	(4.3)	—

	Total revenues	2,020.6	453.5	733.0	133.5	2.8	3,343.4
	Equity Earnings in Unconsolidated Affiliates	—	—	—	—	—	—
	Depreciation	222.1	48.4	45.3	7.4	1.4	324.6
	Total interest charges (2)	121.8	17.7	6.9	7.6	51.1	205.1
	Allocated interest expense (2)	—	—	6.7	6.2	(12.9)	—
	Provision (Benefit) for income taxes	124.8	20.6	15.4	11.1	(18.0)	153.9
	Net income (loss) attributable to TECO Energy (1)	$202.7	$32.6	$51.5	$22.4	$(36.6)	$272.6

2010	Revenues - outsiders	$2,161.9	$510.7	$690.0	$124.4	$0.9	$3,487.9
	Sales to affiliates	1.3	19.2	—	—	(20.5)	—

	Total revenues	2,163.2	529.9	690.0	124.4	(19.6)	3,487.9
	Equity Earnings in Unconsolidated Affiliates	—	—	—	13.1	(2.7)	10.4
	Depreciation	215.9	46.0	43.5	7.3	0.2	312.9
	Restructuring charges	—	—	—	—	1.5	1.5
	Total interest charges (2)	122.7	18.3	6.8	15.7	67.8	231.3
	Allocated interest expense (2)	—	—	6.6	11.2	(17.8)	—
	Provision (Benefit) for income taxes	122.4	21.3	11.8	46.2	(31.7)	170.0
	Net income (loss) attributable to TECO Energy (1)	$208.8	$34.1	$53.0	$41.6	$(98.5)	$239.0

(1)	Results are based on GAAP net income. For a complete reconciliation between GAAP and non-GAAP items, see Results Reconciliation in Earnings Release.
(2)	Segment net income is reported on a basis that includes internally allocated financing costs. Internally allocated costs were at pretax rates of 6.25% for 2011, 6.50% for Jul. through Dec. 2010, and 7.15% for Jan. 2010 through Jun. 2010. Rates were based on the average of each subsidiary’s equity and indebtedness to TECO Energy assuming a 50/50 debt/equity capital structure. Internally allocated interest charges are a component of total interest charges.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	$ 994,748	$ 994,748	$ 994,748	$ 994,748	$ 994,748	$ 994,748
	Operating Revenues*			Sales - Kilowatt-hours*
			Percent			Percent
Three Months Ended Dec. 31,	2011	2010	Change	2011	2010	Change

Residential	$206,377	$237,923	(13.3)	1,804,073	1,991,002	(9.4)
Commercial	146,661	156,726	(6.4)	1,467,976	1,494,128	(1.8)
Industrial - Phosphate	15,508	20,114	(22.9)	182,722	226,876	(19.5)
Industrial - Other	24,609	25,077	(1.9)	263,963	253,932	4.0
Other sales of electricity	45,755	47,766	(4.2)	449,137	444,691	1.0

	438,910	487,606	(10.0)	4,167,871	4,410,629	(5.5)

Deferred and other revenues	(8,371)	(18,888)	(55.7)	—	—	—
Provision for Revenue Stipulation	—	—	—	—	—	—
Sales for resale	3,332	8,581	(61.2)	73,015	115,291	(36.7)
Other operating revenue	15,094	14,046	7.5	—	—	—
SO2 Allowance Sales	—	—	—	—	—	—
NOx Allowance Sales	—	—	—	—	—	—

	$448,965	$491,345	(8.6)	4,240,886	4,525,920	(6.3)

Average customers	677,411	672,047	0.8	—	—	—

Retail Net Energy For Load				4,161,063	4,599,157	(9.5)

Total Degree Days				629	901	(30.2)

	Operating Revenues*			Sales - Kilowatt-hours*
			Percent			Percent
Twelve Months Ended Dec. 31,	2011	2010	Change	2011	2010	Change

Residential	$994,748	$1,099,983	(9.6)	8,717,992	9,184,729	(5.1)
Commercial	612,598	648,458	(5.5)	6,206,564	6,221,490	(0.2)
Industrial - Phosphate	61,966	84,176	(26.4)	731,228	952,247	(23.2)
Industrial - Other	99,287	103,675	(4.2)	1,072,474	1,058,003	1.4
Other sales of electricity	185,199	191,639	(3.4)	1,835,311	1,796,993	2.1

	1,953,798	2,127,931	(8.2)	18,563,569	19,213,462	(3.4)

Deferred and other revenues	(10,292)	(34,360)	(70.0)	—	—	—
Provision for Revenue Stipulation	—	(24,000)	(100.0)	—	—	—
Sales for resale	21,680	41,584	(47.9)	352,860	515,519	(31.6)
Other operating revenue	55,380	51,826	6.9	—	—	—
SO2 Allowance Sales	4	48	(91.7)	—	—	—
NOx Allowance Sales	37	206	(82.0)	—	—	—

	$2,020,607	$2,163,235	(6.6)	18,916,429	19,728,981	(4.1)

Average customers	675,799	670,991	0.7	—	—	—

Retail Net Energy For Load				19,205,173	20,361,719	(5.7)

Total Degree Days				4,298	4,763	(9.8)

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
Three Months Ended Dec. 31,	2011	2010	Percent Change	2011	2010	Percent Change

By Customer Segment:
Residential	$31,398	$34,912	(10.1)	17,816	20,818	(14.4)
Commercial	32,308	32,098	0.7	104,009	100,934	3.0
Industrial	2,309	1,946	18.7	53,869	47,846	12.6
Off System Sales	12,250	25,789	(52.5)	32,600	60,411	(46.0)
Power generation	2,444	2,171	12.6	141,360	129,387	9.3
Other revenues	9,352	5,882	59.0	—	—	—

	$90,061	$102,798	(12.4)	349,654	359,396	(2.7)

By Sales Type:
System supply	$54,872	$72,440	(24.3)	60,542	91,828	(34.1)
Transportation	25,837	24,476	5.6	289,112	267,568	8.1
Other revenues	9,352	5,882	59.0	—	—	—

	$90,061	$102,798	(12.4)	349,654	359,396	(2.7)

Average customers	339,066	335,347	1.1	—	—	—

	Operating Revenues*			Therms*
Twelve Months Ended Dec. 31,	2011	2010	Percent Change	2011	2010	Percent Change

By Customer Segment:
Residential	$140,787	$159,531	(11.7)	77,676	90,516	(14.2)
Commercial	137,985	143,775	(4.0)	409,271	407,937	0.3
Industrial	8,833	8,924	(1.0)	205,081	197,497	3.8
Off System Sales	105,974	162,317	(34.7)	230,992	309,672	(25.4)
Power generation	10,629	9,690	9.7	614,302	582,155	5.5
Other revenues	39,877	37,205	7.2	—	—	—

	$444,085	$521,442	(14.8)	1,537,322	1,587,777	(3.2)

By Sales Type:
System supply	$302,714	$385,784	(21.5)	353,306	451,024	(21.7)
Transportation	101,494	98,453	3.1	1,184,016	1,136,753	4.2
Other revenues	39,877	37,205	7.2	—	—	—

	$444,085	$521,442	(14.8)	1,537,322	1,587,777	(3.2)

Average customers	338,840	336,019	0.8	—	—	—

*	in thousands

Summary Information as of Dec. 31, 2011
	3 months ended		12 months ended
(millions, except per share amounts)
	2011	2010	2011	2010
Revenues	$750.2	$775.0	$3,343.4	$3,487.9

Net income attributable to TECO Energy	$53.2	$56.7	$272.6	$239.0

Earnings per share attributable to TECO Energy - basic	$0.25	$0.27	$1.27	$1.12

Earnings per share attributable to TECO Energy - diluted	$0.25	$0.26	$1.27	$1.11
Average common shares outstanding - basic	213.8	212.9	213.6	212.6
Average common shares outstanding - diluted	215.4	215.4	215.1	214.8

Contact:	News Media: Cherie Jacobs - (813) 228-4945
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com